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                                                                     EXHIBIT 2.2

THIS AGREEMENT is made on       October 1999

BETWEEN:

(1) THE SEVERAL PERSONS whose respective names and addresses are set out in column (1) of Schedule 1 (the "Vendors"); and

(2) PHONE.COM, INC (a Delaware corporation) whose address is 800 Chesapeake Drive, Redwood City, California 94063 USA (the "Purchaser").

WHEREAS:

(A) The Purchaser has entered into an agreement, dated 11 October 1999, ("Sale and Purchase Agreement") with the Vendors to purchase the entire issued share capital of Apion Telecoms Limited, a company registered in Northern Ireland with number NI 36497 (the "Company") in reliance (inter alia) upon the representations, warranties and undertakings in the Sale and Purchase Agreement for the consideration and otherwise upon and subject to the terms and conditions of the Sale and Purchase Agreement.

(B) The Vendors and the Purchaser have agreed to enter into this Supplemental Agreement to supplement and amend the terms and conditions of the Sale and Purchase Agreement as set out below.

WHEREBY IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Supplemental Agreement defined words and expressions have the meanings set out in the Sale and Purchase Agreement.

2.   SHARES REGISTERED IN NAME OF  VENDOR AFTER COMPLETION

2.1 Each of the Vendors hereby declares that for so long as it remains the registered holder of any of the Shares or any shares of any class of the Subsidiaries ("Subsidiary Shares"), including without limitation, 2 shares in ATL held by Laurence Quinn and Gilbert Little on trust for the A Shareholders of the Company after Completion it will:

     (a) hold the Shares and the Subsidiary Shares and their dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and its successors in title; and

     (b) deal with and dispose of the Shares and Subsidiary Shares and all such dividends, distributions and rights are described in Clause 2.1(a) as the Purchaser or any such successor may direct.

2.2 (a) Each of the Vendors hereby irrevocably appoints the Purchaser as its lawful agent and proxy for the purpose of receiving notices of and attending and

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          voting at all meetings of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares and Subsidiary Shares.

     (b)  For such purpose the Vendors hereby authorise:

          (i) the Company to send any notices in respect of their holdings of Shares to the Purchaser; and

          (ii) the Purchaser to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by him in his capacity as a member.

2.3 The rights of the Purchaser pursuant to Clauses 2.1 and 2.2 shall cease on the registration of the Shares and Subsidiary Shares in the Purchaser's name.

3.   SUPPLEMENT TO CLAUSE 11 OF THE SALE AND PURCHASE AGREEMENT

3.1 Clause 11 of the Sale and Purchase Agreement shall be amended by the insertion of the following Clause 11.1.7:

     "11.1.7 any breach of Warranty 2.4 set forth in Schedule 6 of this Agreement."

4.   ACKNOWLEDGEMENT

4.1 The parties acknowledge that no Schedule 2 to the Sale and Purchase Agreement was ever agreed between the parties and, accordingly, Schedule 2 and all references in the Sale and Purchase Agreement to "Participants", "A Participants" and "B Participants" shall be of no effect.

5.   AMENDMENT TO PARAGRAPH 6 OF SCHEDULE 15 OF THE SALE AND PURCHASE AGREEMENT

5.1 Paragraph 6 of Schedule 15 of the Sale and Purchase Agreement shall be amended by the deletion of the existing Paragraph 6 and the insertion of the following new Paragraphs 6:

     "6.1 (Pounds)700,000 upon adjudication by the Inland Revenue of the share transfers in relation to the acquisition by the Company of the share capital of AL;

     6.2 (Pounds)700,000 upon the Revenue Commissioners being satisfied as to any capital duty payable in relation to the subscription by the Company for share capital of AL;

     6.3 (Pounds)190,000 upon the earliest to occur of: (a) the second anniversary of the lodgement of the Irish corporation tax return by the Company for the 99/00 tax year which has not been challenged by the Revenue Commissioners; (b) 31 December, 2002 provided that by such date the corporation tax return of the Company for the 99/00 tax year has not been challenged by the Revenue

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            Commissioners; and (c) agreement by the Revenue Commissioners of any possible attribution of gain to the Company in relation to the disposal by the Group of the share capital of Rowarth Limited;

     6.4 (Pounds)1,224,000 upon payment of the primary liability by Balmore Enterprises Limited and the amount of such liabilities being accepted by the Inland Revenue in accordance with its normal self-assessment procedures in relation to Balmore Enterprises Limited ceasing to be a member of the Group; and

     6.5 (Pounds)204,000 upon the earliest to occur of: (a) the second anniversary of the lodgement of the Irish corporation tax return by the Company for the 99/00 tax year which has not been challenged by the Revenue Commissioners; (b) 31 December, 2002 provided that by such date the corporation tax return of the Company for the 99/00 tax year has not been challenged by the Revenue Commissioners; and
            (c) payment of the primary liability by Raworth Limited and agreement of the amount by the relevant Irish taxing authority in respect of secondary liability to Irish taxation in relation to Raworth Limited ceasing to be a member of the Group.

            The number of Escrow Shares to be retained by the Purchaser shall be determined using the same method as set forth in paragraph 3.2 above."

6.   RELEASE FROM GUARANTEES, INDEMNITIES AND WARRANTIES

6.1 The Vendors warrant that all guarantees, indemnities and warranties given by the Company and the Subsidiaries other than those Disclosed in the Disclosure Letter have been released and no sums are owing in respect thereof.

7.   AEPONA PAYE DEDUCTION

7.1 Purchaser is proposing to make awards of shares of common stock of the Purchaser to employees of Balmore Enterprises Limited and Rowarth Limited (collectively, "Aepona"). The making of such awards will impose an obligation for Aepona to operate PAYE and, if appropriate, employees National Insurance Contributions ("NIC") arising from the grant of such awards.

7.2 Purchaser hereby undertakes to pay over to Aepona the proceeds of sale of shares of common stock of Purchaser withheld by Purchaser from such awards in accordance with the documentation evidencing such awards. Purchaser shall pay such sums within 30 days of sale by the Purchaser of such withheld stock. Aepona shall timely notify Purchaser of the amount of any PAYE and NIC obligations arising in respect of any grant to enable Purchaser to withhold the appropriate number of shares of common stock from any awards. The calculation of PAYE and NIC obligations are the sole responsibility of Aepona.

7.3 Purchaser undertakes to indemnify Aepona against any penalties or interest incurred by Aepona under relevant PAYE or NIC legislation as a result of (I) any failure

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     by Purchaser to notify Aepona of an award of stock to an Aepona employee or
     (ii) any failure to pay over funds within the period described in Clause
     7.2 above.

8.   TAX ELECTION

     At the request of the Purchaser and provided that it has no material adverse effect on the tax position in any jurisdiction of any Vendor, the Vendors shall agree to, and cooperate with the Purchaser in, the filing of a 338(h)(10) election under US law in respect of the sale of the shares of the Company to Purchaser.

9.   COUNTERPARTS

9.1       Execution in counterparts

     This Supplemental Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

9.2       One agreement

     Each counterpart shall constitute an original of this Supplemental Agreement but all the counterparts shall together constitute one and the same agreement.

10.  INVALIDITY

     Each of the provisions of this Supplemental Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Supplemental Agreement shall not in any way be affected or impaired thereby.

11.  AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

11.1 Except as expressly amended by this Supplemental Agreement, the Sale and Purchase Agreement shall continue in full force and effect.

11.2 This Supplemental Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

12.  GOVERNING LAW AND JURISDICTION

12.1      English law

     This Supplemental Agreement shall be governed by and construed in accordance with English law.

12.2      Courts of England and Wales

     The parties to this Supplemental Agreement irrevocably agree that, for the exclusive

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     benefit of the Purchaser, the courts of England shall have jurisdiction to settle any dispute which may arise out of or in connection with this Supplemental Agreement and that accordingly any Proceedings may be brought in such courts.

AS WITNESS the hands of the parties or their duly authorised representations on the date first appearing at the head of this Supplemental Agreement.

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                                   SCHEDULE 1

                                  The Vendors
Names and Addresses

Gilbert Little
1 Southwinds
Ulverton Road
Dalkey
Co. Dublin

Laurence Quinn
75 Offington Avenue
Sutton
Dublin 13

Joseph Cunningham
8 Parkview
Castleknock
Dublin 15

Enterprise Ireland
Wilton House
Wilton Place
Dublin 2

Mayfair Venture Capital Limited
Europort 932
Gibraltar

Mehran Mirahmadi
45 Shannagary
Miltown Road
Miltown
Dublin 6

Vincent Daly
Ardnacree
Kerrymount Avenue
Foxrock
Dublin 18

David Megan
Eglinton Lodge
Eglinton Terrace
Dundrum
Dublin 14

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Paul Tierney
38 Offington Avenue
Sutton
Dublin 13

Denis Murphy
10 Laganvale Court
Stranmillis
Belfast

Richard McConnell
21 Rosemount Park
Ballygowan Road
Belfast

Michael Curran
72 Teconnaught Road
Crossgar
Co. Down

Liam McQuillan
38 Mount Michael Park
Four Winds
Belfast

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SIGNED by GILBERT LITTLE

 ..........................................



SIGNED by LAURENCE QUINN

 ..........................................



SIGNED by JOSEPH CUNNINGHAM

 ..........................................



SIGNED for and on behalf of
ENTERPRISE IRELAND by

 ..........................................



SIGNED for and on behalf of              )              Director
MAYFAIR VENTURE CAPITAL                  )
LIMITED by                               )              Director/Secretary



SIGNED by VINCENT DALY

 ..........................................



SIGNED by DAVID MEGAN

 ..........................................



SIGNED by PAUL TIERNEY

 ..........................................



SIGNED by DENIS MURPHY

 ..........................................

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